Exhibit 99.1
oldnational.com

Investor Relations:
Lynell Durchholz
NEWS RELEASE	(812) 464-1366
lynell.durchholz@oldnational.com

FOR IMMEDIATE RELEASE	Media Relations:
May 1, 2025	Rick Vach
(904) 535-9489
rick.vach@oldnational.com

Old National Completes Closing
of Bremer Bank Partnership

EVANSVILLE, IND. (NASDAQ: ONB) – Old National Bancorp (“Old National”) today announced the closing of its previously-announced merger with St. Paul, Minnesota-based Bremer Financial Corporation (“Bremer”), the bank holding company for Bremer Bank, as of May 1, 2025.
“This partnership represents an outstanding fit between two highly compatible, relationship- and community-focused banks,” said Old National Chairman and CEO Jim Ryan. “We are extremely pleased to have reached this important milestone, and we are excited about continuing our collaborative work to ensure that we are ‘Better Together’ and poised to exceed the expectations of our clients, team members, communities and shareholders.”
After closing of the merger, Old National has approximately $70 billion of assets and $37 billion of assets under management (on a pro forma basis using data as of March 31, 2025), making it among the top 25 banking companies headquartered in the U.S.
Bremer Bank will operate as a division of Old National Bank prior to the facilities and systems conversion, which is anticipated to occur in mid-October 2025.
The combined organization will operate under the Old National Bancorp and Old National Bank names. Clients will continue to be served through their respective Old National or Bremer branches, websites, mobile apps, financial advisors and relationship managers until the systems conversion is complete. For convenience, clients can continue to use the full ATM network of both banks for cash withdrawals at no charge.
Increased Community Growth Plan commitment
In recognition of Old National’s deep commitment to the communities served by Bremer Bank, Old National will increase its previous five-year Community Growth Plan commitments of $9.5 billion to $11.1 billion. This adds approximately $1.6 billion in lending, investments and philanthropy commitments in Minnesota, North Dakota, and Wisconsin.
Daniel Reardon to join Old National Bancorp Board
The partnership between Old National and Bremer will also see the addition of Daniel Reardon to the Old National Board of Directors. As co-CEO and trustee of Otto Bremer Trust in St. Paul, Minnesota, Reardon has decades of experience in executive management, philanthropy, and banking.

Since joining the Otto Bremer Trust in January 1995, Reardon has guided the Trust’s investments and charitable distributions, including $8.4 million in the latest grant cycle, to benefit the communities in Minnesota, North Dakota, Wisconsin, and Montana. Mr. Reardon also served on the boards of directors of Bremer and Bremer Bank.

ABOUT OLD NATIONAL
Old National Bancorp (NASDAQ: ONB) is the holding company of Old National Bank. As the fifth largest commercial bank headquartered in the Midwest, Old National proudly serves clients primarily in the Midwest and Southeast. With approximately $70 billion of assets and $37 billion of assets under management (including Bremer Financial Corporation on a pro forma basis as of March 31, 2025), Old National ranks among the top 25 banking companies headquartered in the United States. Tracing our roots to 1834, Old National focuses on building long-term, highly valued partnerships with clients while also strengthening and supporting the communities we serve. In addition to providing extensive services in consumer and commercial banking, Old National offers comprehensive wealth management and capital markets services. For more information and financial data, please visit Investor Relations at oldnational.com. In 2024, Points of Light named Old National one of "The Civic 50" -- an honor reserved for the 50 most community-minded companies in the United States.

FORWARD-LOOKING STATEMENTS
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which statements involve inherent risks and uncertainties. Examples of forward-looking statements include, but are not limited to, statements regarding the outlook and expectations of Old National. In general, forward-looking statements usually may be identified through use of words such as “may,” “will,” “could,” “should,” “would,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “continue” and “potential,” as well as words of similar meaning, and include statements related to expected benefits of the Bremer merger. Forward-looking statements are not historical facts and represent management’s beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are not guarantees of future performance. Actual results or outcomes may prove to be materially different from the results or outcomes expressed or implied by the forward-looking statements. Forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements.

Factors which could cause or contribute to such differences or could affect the forward-looking statements can be found in the cautionary language included under the headings “Forward-Looking Statements” and “Risk Factors” in Old National’s Annual Report on Form 10-K for the year ended December 31, 2024, and other documents subsequently filed by Old National with the U.S. Securities and Exchange Commission.

Many of these factors are beyond Old National’s ability to control or predict. If one or more events related to these or other risks or uncertainties materialize, or if the underlying assumptions prove to be incorrect, actual results or outcomes may differ materially from the forward-looking statements. Accordingly, shareholders and investors should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date of this communication, and Old National undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. New risks and uncertainties may emerge from time to time, and it is not possible for Old National to predict their occurrence or how they will affect Old National.

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